Exhibit 99.1

Hexcel Corporation Two Stamford Plaza | 281 Tresser Blvd., 16th Floor Stamford, CT 06901 USA www.hexcel.com

NEWS RELEASE

Hexcel Prices $300 Million of 5.875% Senior Notes Due 2035

STAMFORD, Conn., February 11, 2025 – Hexcel Corporation (NYSE: HXL) today priced an offering of $300 million of unsecured 5.875% Senior Notes due 2035.  The notes will be sold at a price of 99.985% of their face value.

The net proceeds from this offering are estimated to be approximately $298 million.  Hexcel intends to use the net proceeds from the offering to fund the redemption of its unsecured 4.700% Senior Notes due 2025, of which $300 million was outstanding as of the date hereof.

The offering is expected to close on February 26, 2025, subject to customary closing conditions. BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus supplement and a prospectus.  A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: (i) BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attention: Prospectus Department, by phone at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com; (ii) Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by phone at (866) 471-2526, by facsimile at (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com; or (iii) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification thereof under the securities laws of any such state or jurisdiction.

Disclaimer on Forward-Looking Statements
This press release contains statements that are forward-looking, including statements relating to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable.  Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors, including but not limited to general economic and business conditions and the ability of Hexcel to complete the offering and deploy the resulting proceeds as indicated above, including the risk that the offering described above will not close on the indicated timetable or at all, and that the proceeds may not be able to be deployed as so indicated.  Additional risk factors are described in Hexcel’s filings with the Securities and Exchange Commission. Hexcel does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances, except as otherwise required by law.

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2 | HEXCEL CORPORATION

About Hexcel
Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

Contact
Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203) 352-6826